CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 8, 2004, relating to the financial statements and financial highlights, which appear in the September 30, 2004 Annual Reports of the Heritage Income Trust - Intermediate Government Fund and Heritage Income Trust - High Yield Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Certified Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
January 26, 2005